Contact:	John D. Liu, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS SECOND QUARTER
EARNINGS PER SHARE OF $0.45

•	Record Quarterly Advisory Revenues

•	Dividend Increased 19%

•	Share Repurchase Authority Increased to $40 million

•	Canadian Acquisition Completed July 2006

NEW YORK, July 27, 2006 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $59.3 million and net income of $13.3 million for the quarter ended June 30, 2006. Diluted earnings per share were $0.45 per share for the quarter.

The Firm’s second quarter revenues compare with revenues of $29.5 million for the second quarter of 2005, which represents an increase of $29.8 million or 101%. On a year-to-date basis, revenue through June 30, 2006 was $160.3 million, compared to $73.4 million for the comparable period in 2005, representing an increase of $86.9 million or 118%.

The Firm’s second quarter net income and diluted earnings per share in 2006 compare with net income of $6.3 million and diluted earnings per share of $0.20 per share in the second quarter of 2005, which represents increases of 111% and 125%, respectively. On a year-to-date basis, net income was $41.5 million through June 30, 2006, compared to net income of $17.0 million for the comparable period in 2005, which represents an increase of 144%.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.

‘‘The breadth and diversity of our sources of revenue are evident in this quarter's results. While in recent quarters our merchant banking business was a major contributor of revenue, in this quarter it was a record level of advisory revenue that allowed us to post strong results. Meanwhile, our profitability and returns on equity remain high as we have controlled expenses despite significant growth in personnel,’’ Robert F. Greenhill, Chairman and CEO, said.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three-month and six-month periods ended June, 2006 and 2005, respectively:

	Three Months Ended
	June 30, 2006		June 30, 2005
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$53.8	91%	$16.3	55%
Merchant Banking Fund Management & Other	5.5	9%	13.2	45%
Total Revenues	$59.3	100%	$29.5	100%

	Six Months Ended
	June 30, 2006		June 30, 2005
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$103.1	64%	$55.8	76%
Merchant Banking Fund Management & Other	57.2	36%	17.6	24%
Total Revenues	$160.3	100%	$73.4	100%

Financial Advisory Revenues

Financial advisory revenues were $53.8 million in the second quarter of 2006 compared to $16.3 million in the second quarter of 2005, which represents an increase of 230%. For the six months ended June 30, 2006, Financial Advisory Revenues were $103.1 million compared to $55.8 million for the comparable period in 2005, representing an increase of 85%.

Completed assignments in the second quarter of 2006 included:

•	the sale by Akzo Nobel N.V. of its Ink and Adhesive Resins business to Hexion Specialty Chemicals Inc.;

•	the acquisition by Bayer AG of Schering AG;

•	the sale by Ciba Specialty Chemicals Holding AG of its Textile Effects business to Huntsman Corporation; and

•	the sale by Daily Mail and General Trust plc of Aberdeen Journals Limited to D.C. Thomson & Co Limited.

The Firm also benefited from a high level of retainer and other advisory fees unrelated to transaction completions.

The increase in our financial advisory revenues in the second quarter of 2006 reflected our continuing business development efforts and generally high levels of M&A volume.

The Firm also announced the following personnel additions during the second quarter of 2006: the recruitment of a new advisory managing director, Philip Meyer-Horn (Frankfurt-based former head of corporate finance activities for BNP Paribas) and the acquisition of Beaufort Partners, a Toronto-based investment banking firm led by Bradley J. Crompton (the former President of Morgan Stanley Canada) and George C. Estey (the former Chairman and CEO of Goldman Sachs Canada). The acquisition of Beaufort Partners, which now operates under the Greenhill name, closed on July 7, 2006.

‘‘We are pleased to report another strong quarter of advisory revenue. We continue to benefit from a very active M&A market and from an increasing demand for truly independent financial advice on important transactions. Meanwhile, we continue to focus on the longer term expansion of our global franchise by recruiting senior bankers in important industry sectors and new geographic regions,’’ Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

Merchant Banking Fund Management & Other

The following table sets forth additional information relating to our merchant banking fund management and other income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in millions, unaudited)
Management fees	$3.8	$3.5	$7.2	$4.5
Net realized and unrealized gains on investments in GCP	0.2	5.4	19.3	6.6
Merchant banking overrides	1.0	3.3	29.3	4.8
Other unrealized investment income	(0.1)	0.2	0.1	0.3
Interest income	0.6	0.8	1.3	1.4
Merchant banking & other income	$5.5	$13.2	$57.2	$17.6

The Firm earned $5.5 million in merchant banking fund management & other revenues in the second quarter of 2006 compared to $13.2 million in the second quarter of 2005, representing a decrease of 58%. This decrease is primarily due to lower realized and unrealized principal investment gains in the Greenhill Capital Partners (‘‘GCP’’) portfolio, a decrease in the recognized amounts of profit overrides associated with gains in the GCP portfolio and a decrease in interest income, offset partially by higher asset management fees resulting from greater assets under management.

During the second quarter of 2006, one GCP portfolio company completed a secondary public offering, one portfolio company was recapitalized and GCP received quarterly dividends from several of its portfolio companies. In April 2006,    Hercules Offshore (NASDAQ: HERO) completed a secondary public offering. GCP sold 32% of its original position in this secondary offering. Including proceeds from the sale of a portion of GCP’s stock in the initial public offering of Hercules, GCP has returned cash significantly in excess of its invested capital in Hercules. In total, GCP (and the Firm) earned revenue related to 5 portfolio companies and incurred losses relating to 4 portfolio companies in the second quarter of 2006.

In terms of new investment activity during the second quarter of 2006, GCP invested an additional $13 million (11% of which was Firm capital) (consisting of add-on investments in existing portfolio companies) compared to $74 million (11% of which was Firm capital) invested in the same period of 2005.

For the first six months of 2006, the Company earned $57.2 million in Merchant Banking Fund Management & Other Revenues compared to $17.6 million in the first six months of 2005, an increase of 225%. The increase is primarily due to realized and unrealized investment gains, profit overrides and higher asset management fees.

‘‘We are pleased that after three very strong quarters of merchant banking revenue we were able to achieve modest further gains in our portfolio despite a very difficult stock market environment. Looking back, we are pleased with the timing of many of our recent IPO and other realization events. Looking forward, we are hopeful that the recent correction in markets will improve the opportunities to make new investments after a period of relatively high valuations,’’ Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2006 were $37.6 million, which compares to $19.5 million of total operating expenses for the second quarter of 2005. This represents an increase in total operating expenses of $18.1 million or 93%, which relates principally to an increase in compensation expense and is described in more detail below.  The pre-tax income margin was 37% in the second quarter of 2006 compared to 33% for the second quarter of 2005.

For the six months ended June 30, 2006, total operating expenses were $91.4 million, which compares to total operating expenses of $46.2 million for the comparable period in 2005. The increase of $45.2 million or 98% relates principally to an increase in compensation expense and is described in more detail below. The pre-tax income margin for the six months ended June 30, 2006 was 42% compared to 37% for the comparable period in 2005.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in millions, unaudited)
Employee Compensation & Benefits Expense	$26.4	$11.7	$73.6	$31.7
% of Revenues	45%	40%	46%	43%
Non-Compensation Expense	11.2	7.8	17.8	14.5
% of Revenues	19%	26%	11%	20%
Total Operating Expense	37.6	19.5	91.4	46.2
% of Revenues	63%	66%	57%	63%
Minority Interest in Net Income of Affiliates	0.0	0.1	1.7	0.2
Total Income Before Tax	21.7	9.8	67.2	27.0
Pre-tax Income Margin	37%	33%	42%	37%

Compensation and Benefits

Our employee compensation and benefits expense in the second quarter of 2006 was $26.4 million, which reflects a 45% ratio of compensation to revenues. This amount compares to $11.7 million for the second quarter of 2005, which reflected a 40% ratio of compensation to revenues. The increase of $14.7 million or 126% is primarily due to the higher level of revenues in the second quarter of 2006 and a higher ratio of compensation to revenues as well as the impact of increased amortization of previously issued restricted stock units. For the six months ended June 30, 2006, our employee compensation and benefits expense was $73.6 million, which compares against $31.7 million of compensation and benefits expense for the six months ended June 30, 2005. The increase of $41.9 million or 132% is primarily due to the higher level of revenues in the first six months of 2006 compared to the comparable period in 2005 and a higher ratio of compensation to revenues as well as the impact of increased amortization of previously issued restricted stock units. For the six months ended June 30, 2006, the ratio of compensation to revenues was 46%, compared to a 43% ratio of compensation to revenues for the comparable period in 2005.

Non-Compensation Expense

Our non-compensation expenses were $11.2 million in the second quarter of 2006, which compared to $7.8 million in the second quarter of 2005, representing an increase of 44%. The increase is related principally to increases in expenses and provisions for legal contingencies, increases in occupancy and other costs associated with new office space in London and New York, and increases in information services, travel and communications primarily as a result of additional personnel and business development activities, offset in part by the absence of the third-party fee related to fundraising for GCP II in the second quarter of 2006 as compared to the same period in 2005.

For the first six months of 2006, our non-compensation expenses were $17.8 million, which compared to $14.5 million in the first six months of 2005, representing an increase of 23%. The increase is related principally to increases in expenses and provisions for legal contingencies, increases in occupancy and other costs associated with new office space in London, New York and Dallas, and greater information services, travel and communications primarily as a result of additional personnel and business development activities, offset in part by the absence of the third-party fee related to fundraising for GCP II in 2006 as compared to the same period in 2005 and the absence of uncollectible accounts in 2006 as compared to the same period of 2005.

Non-compensation expense as a percentage of revenue in the three and six months ended June 30, 2006 were 19% and 11%, respectively, compared to 26% and 20% for the three and six months ended June 30, 2005. The decrease in these non-compensation expenses as a percentage of revenue in the three and six months ended June 30, 2006 as compared to the same period in 2005 reflects a modest increase in non-compensation expenses compared to significantly greater revenue.

The Firm’s non-compensation expense as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular period may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

Provision for Income Taxes

The provision for taxes in the second quarter of 2006 was $8.4 million, which reflects an effective tax rate of approximately 39%. This compares to a provision for taxes in the second quarter of 2005 of $3.6 million based on an effective tax rate of approximately 36% for the period. The increase in the provision for taxes is primarily due to higher pre-tax income in the period and a higher effective tax rate primarily due to the fact that a greater proportion of our income was earned in higher tax rate jurisdictions in the second quarter of 2006 compared to the second quarter of 2005.

For the six months ended June 30, 2006, the provision for taxes was $25.8 million, which reflects an effective tax rate of approximately 38%. This compares to a provision for taxes for the six months ended June 30, 2005 of $10.0 million based on an effective tax rate of approximately 37% for the period. The increase in the provision for taxes is primarily due the higher pre-tax income in the period and a higher effective tax rate primarily due to the fact that a greater proportion of our income was earned in higher tax rate jurisdictions in the period.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2006, our cash totaled $53.4 million, our investments totaled $95.7 million and we had $3.0 million in short-term debt. Our stockholders’ equity as of June 30, 2006 was $123.6 million.

We had total commitments (not reflected on our balance sheet) relating to future investments in Greenhill Capital Partners, Greenhill SAVP and other merchant banking activities of $93.5 million as of June 30, 2006. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.

The Firm repurchased 420,850 shares of its common stock in open market purchases at an average price of $64.43 during the second quarter of 2006. The Board of Directors of Greenhill & Co., Inc. has increased the authorization to repurchase of up to $40 million of common stock in open market transactions in the next twelve months.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.19 per share to be paid on September 13, 2006 to common stockholders of record on August 23, 2006.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt, Toronto and Dallas.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as ‘‘may’’, ‘‘might’’, ‘‘will’’, ‘‘should’’, ‘‘expect’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’ or ‘‘continue’’, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption ‘‘Risk Factors’’.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Revenues
Financial advisory fees	$53,805,027	$16,316,783	$103,120,543	$55,787,498
Merchant banking revenue	4,894,220	12,328,021	55,841,349	16,262,628
Interest income	644,857	817,834	1,303,183	1,340,019
Total Revenues	59,344,104	29,462,638	160,265,075	73,390,145
Expenses
Employee compensation and benefits	26,408,125	11,732,768	73,576,399	31,653,161
Occupancy and equipment rental	2,324,013	1,631,539	4,250,239	2,963,745
Depreciation and amortization	622,022	646,038	1,192,825	1,274,161
Information services	1,335,528	940,560	2,166,352	1,808,306
Professional fees	906,316	1,651,947	1,653,470	2,275,815
Travel related expenses	1,577,849	1,413,937	2,660,877	2,404,384
Other operating expenses	4,460,912	1,504,300	5,856,683	3,781,577
Total Expenses	37,634,765	19,521,089	91,356,845	46,161,149
Income before Tax and Minority Interest	21,709,339	9,941,549	68,908,230	27,228,996
Minority interest in net income of affiliate	43,190	130,717	1,662,530	228,975
Income before Tax	21,666,149	9,810,832	67,245,700	27,000,021
Provision for taxes	8,388,704	3,557,565	25,757,776	9,995,017
Net Income	$13,277,445	$6,253,267	$41,487,924	$17,005,004
Average common shares outstanding:
Basic	29,494,257	30,986,722	29,545,870	30,950,653
Diluted	29,729,213	31,080,138	29,757,056	31,021,351
Earnings per share
Basic	$0.45	$0.20	$1.40	$0.55
Diluted	$0.45	$0.20	$1.39	$0.55